As filed with the Securities and Exchange Commission on March 12, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.

(Exact name of Registrants as specified in its charter)

Maryland	95-6881527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 39th Floor
New York, New York 10036
(212) 930-9400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jay Sugarman
Chief Executive Officer
iStar Financial Inc.
1114 Avenue of Americas, 39th Floor
New York, New York  10036
(212) 930-9400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Kathleen L. Werner, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York  10019
(212) 878-8000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer,’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered / Proposed Maximum Offering Price Per Unit / Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock		(1)(2)	$0	(1)(2)
Preferred Stock
Depositary Shares(3)
Debt Securities		(1)(2)	$0	(1)(2)

(1)  This registration statement covers an indeterminate amount of the securities of each identified class of securities.

(2)  An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices.  Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares.  In accordance with Rules 456(b) and 457(r), iStar Financial Inc. is deferring payment of all of the registration fees except for $194,056.00 of unutilized fees relating to $980,000,000 aggregate initial offering price of unsold securities of the issuer, that were registered under Registration Statement No. 333-124795, filed on May 11, 2005 (out of an aggregate fee of $588,500.00 that was previously paid for $5,000,000,000 aggregate initial offering price of securities); all of which is available as of the date hereof.  Pursuant to Rule 457(p) under the Securities Act, such unutilized filing fees may be applied to the filing fees payable pursuant to this Registration Statement.

(3)  Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional preferred share and will be evidenced by a depositary receipt.

The information in this prospectus is not complete and may be changed.  No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy securities in any state where an offer or sale is not permitted.

Subject to Completion, Dated March 12, 2010

PROSPECTUS

iSTAR FINANCIAL INC.

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

and

Warrants

We may from time to time offer our common stock, preferred stock (which we may issue in one or more series), depositary shares representing shares of preferred stock, debt securities (which we may issue in one or more series) or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities.  We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them.  We may sell securities to or through underwriters, through agents or directly to purchasers.  This prospectus may also be used to cover the resale of securities by one or more selling stockholders.

We or any selling stockholder will describe in a prospectus supplement, which we or the selling stockholder will deliver with this prospectus, the terms of particular securities which we or the selling stockholder offer in the future.  We may describe the terms of those securities in a term sheet which will precede the prospectus supplement.

In each prospectus supplement we or any selling stockholder will include the following information:

•                  The names of the underwriters or agents, if any, through which we will sell the securities.

•                  The proposed amount of securities, if any, which the underwriters will purchase.

•                  The compensation, if any, of those underwriters or agents.

•                  The initial public offering price of the securities.

•                  Information about securities exchanges, electronic communications networks or automated quotation systems on which the securities will be listed or traded.

•                  Any other material information about the offering and sale of the securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

March 12, 2010

i

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement.  Under this shelf registration statement, we may sell any combination of common stock, preferred stock, depositary shares representing shares of preferred stock, debt securities or warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities in one or more offerings.  This prospectus provides you with a general description of the securities we may offer.  Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may add, update or change information contained in this prospectus.  Before you buy any of our securities, it is important for you to consider the information contained in this prospectus and any prospectus supplement together with additional information described under the heading “Incorporation of Certain Documents By Reference.”

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act.  Forward-looking statements are included with respect to, among other things, our current business plan, business strategy, portfolio management and liquidity.  These forward-looking statements generally are identified by the words “believe,” “project,” expect,” “anticipate,” “estimate,” “intend,” strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements.  Although we believe that our plans, intentions and expectations as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions or expectations will be achieved.  We have listed below and have discussed elsewhere in this prospectus some important risks, uncertainties and contingencies which could cause our actual results, performances or achievements to be materially different from the forward-looking statements we make in this prospectus.  These risks, uncertainties and contingencies include, but are not limited to, the following:

1.  The possibility that we may incur significantly higher losses on our portfolio than we currently expect.

2.  Our ability to maintain compliance with the financial covenants in our debt instruments, which will be adversely affected if our financial performance further deteriorates or does not improve in line with our current expectations.

3.  Our ability to repay our debt as it comes due, which will depend in part on our ability to consummate future asset sales and in part on borrowers’ repaying their loans, both of which are inherently uncertain and difficult to predict under current market conditions.

4.  The success or failure of our efforts to retire our outstanding indebtedness at a discount in an effort to improve our liquidity and maintain compliance with certain of our debt covenants.

5.  Economic conditions generally and in the commercial finance and real estate markets specifically.

6.  The performance and financial condition of borrowers and corporate customers.

7.  The actions of our competitors and our ability to respond to those actions.

8.  The cost of our capital, which depends in part on our asset quality, the nature of our relationships with our lenders and other capital providers, our business prospects and outlook, our credit rating and general market conditions.

9.  Changes in governmental regulations, tax rates and similar matters.

10.   Legislative and regulatory changes (including changes to laws governing the taxation of real estate investment trusts, or REITs).

11.   To qualify as a REIT, we may be forced to borrow funds, sell assets or take other actions during unfavorable market conditions.

12.   Other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any subsequent report incorporated in this registration statement by reference, or which may be discussed in a prospectus supplement.

We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  In assessing all forward-looking statements, you are urged to read carefully all cautionary statements, together with the other risks described from time to time in our reports and documents filed with the Securities and Exchange Commission, or the SEC, and you should not place undue reliance on those statements.

iSTAR FINANCIAL INC.

We are a publicly-traded finance company focused on the commercial real estate industry.  We primarily provide custom-tailored financing, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity, to high-end private and corporate owners of real estate.  We seek to generate attractive risk-adjusted returns on equity to stockholders by providing innovative and value-added financing solutions to our customers.  We deliver customized financing products to sophisticated real estate borrowers and corporate customers who require a high level of flexibility and service.  Our two primary lines of business are lending and corporate tenant leasing.  We are taxed as a REIT for U.S. federal income tax purposes.

Our principal executive offices are located at 1114 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 930-9400.  Our website is www.istarfinancial.com.  The information on our website is not considered part of this prospectus.  Our primary regional offices are located in Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Dallas, Texas; Hartford, Connecticut; San Francisco, California and three offices in the Los Angeles, California metropolitan area (Brea, Irvine and Santa Monica).

RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended December 31,
	2009(1)		2008		2007		2006		2005
Ratio of earnings to fixed charges and preferred stock dividends	(0.5	)x	0.6	x	1.3	x	1.6	x	1.6	x
Ratio of earnings to fixed charges(2)	(0.5	)x	0.6	x	1.3	x	1.7	x	1.8	x

(1)                               For the year ended December 31, 2009, our total earnings (loss) were $(253,773) and our total fixed charges were $485,624.

(2)                               This ratio of earnings to fixed charges is calculated in accordance with generally accepted accounting principles. Our bank credit facilities and senior notes both have fixed charge coverage covenants; however, each is calculated differently in accordance with the terms of the respective agreements. In addition, the fixed charge covenant in the bank credit facilities is a maintenance covenant while the covenant in the senior notes is an incurrence covenant. The fixed charge coverage ratios for the bank credit facilities and senior notes were 2.4x and 2.3x, respectively, as of December 31, 2009.

USE OF PROCEEDS

Except as may be set forth in a particular prospectus supplement, we will add the net proceeds from sales of securities to our general corporate funds, which we may use to repay indebtedness, for new investments, or for other general corporate purposes.

If a prospectus supplement includes an offering of securities by one or more selling stockholders, we will not receive any proceeds from such sales.

DESCRIPTION OF DEBT SECURITIES

We intend to issue the debt securities under an indenture dated as of February 5, 2001 with US Bank Trust National Association, as trustee, which we may supplement from time to time.  The following paragraphs describe the provisions of the indenture.  The indenture has been incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and you may inspect it at the office of the trustee.  If we issue the debt securities under a different indenture, we will file it and incorporate by reference into the registration statement and describe it in a prospectus supplement.

General

The debt securities will be our direct obligations and may be either senior debt securities or subordinated debt securities and may be either secured or unsecured.  The indenture does not limit the principal amount of debt securities that we may issue.  We may issue debt securities in one or more series.  A supplemental indenture will set forth specific terms of each series of debt securities.  There will be prospectus supplements relating to particular series of debt securities.  Each prospectus supplement will describe:

•                  The title of the debt securities and whether the debt securities are senior or subordinated debt securities;

•                  Any limit upon the aggregate principal amount of a series of debt securities which we may issue;

•                  The date or dates on which principal of the debt securities will be payable and the amount of principal which will be payable;

•                  The rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, as well as the dates from which interest will accrue, the dates on which interest will be payable, the persons to whom interest will be payable, if other than the registered holders on the record date, and the record date for the interest payable on any payment date;

•                  The currency or currencies in which principal, premium, if any, and interest, if any, will be paid.

•                  The place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities which are in registered form can be presented for registration of transfer or exchange;

•                  Any provisions regarding our right to prepay debt securities or of holders to require us to prepay debt securities;

•                  The right, if any, of holders of the debt securities to convert them into common stock or other securities, including any provisions intended to prevent dilution as a result of the conversion rights;

•                  Any provisions requiring or permitting us to make payments to a sinking fund which will be used to redeem debt securities or a purchase fund which will be used to purchase debt securities;

•                  Any index or formula used to determine the required payments of principal, premium, if any, or interest, if any;

•                  The percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•                  Any special or modified events of default or covenants with respect to the debt securities;

•                  Any security or collateral provisions;

•                  Any other material terms of the debt securities.

The indenture does not contain any restrictions on the payment of dividends or the repurchase of our securities or any financial covenants.  However, supplemental indentures relating to particular series of debt securities may contain provisions of that type.

We may issue debt securities at a discount from their stated principal amount.  A prospectus supplement may describe U.S. federal income tax considerations and other special considerations applicable to a debt security issued with original issue discount.

If the principal of, premium, if any, or interest with regard to any series of debt securities is payable in a foreign currency, we will describe in the prospectus supplement relating to those debt securities any restrictions on currency conversions, tax considerations or other material restrictions with respect to that issue of debt securities.

Form of Debt Securities

We may issue debt securities in certificated or uncertificated form, in registered form with or without coupons or in bearer form with coupons, if applicable.

We may issue debt securities of a series in the form of one or more global certificates evidencing all or a portion of the aggregate principal amount of the debt securities of that series.  We may deposit the global certificates with depositaries, and the certificates may be subject to restrictions upon transfer or upon exchange for debt securities in individually certificated form.

Events of Default and Remedies

An event of default with respect to each series of debt securities will include:

•                  Our default in payment of the principal of or premium, if any, on any debt securities of any series beyond any applicable grace period;

•                  Our default for 30 days or a period specified in a supplemental indenture, which may be no period, in payment of any installment of interest due with regard to debt securities of any series;

•                  Our default for 60 days after notice in the observance or performance of any other covenants in the indenture;

•                  Certain events involving our bankruptcy, insolvency or reorganization.

Supplemental indentures relating to particular series of debt securities may modify these events of default or include other events of default.

The indenture provides that the trustee may withhold notice to the holders of any series of debt securities of any default (except a default in payment of principal, premium, if any, or interest, if any) if the trustee considers it in the interest of the holders of the series to do so.

The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of a series of debt securities then outstanding may declare the principal of and accrued interest, if any, on that series of debt securities to be due and payable immediately.  However, if we cure all defaults (except the failure to pay principal, premium or interest which became due solely because of the acceleration) and certain other conditions are met, that declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the applicable series of debt securities.

The holders of a majority of the outstanding principal amount of a series of debt securities will have the right to direct the time, method and place of conducting proceedings for any remedy available to the trustee, subject to certain limitations specified in the indenture.

A prospectus supplement will describe any additional or different events of default which apply to any series of debt securities.

Modification of the Indenture

We and the trustee may:

•                  Without the consent of holders of debt securities, modify the indenture to cure errors or clarify ambiguities;

•                  With the consent of the holders of not less than a majority in principal amount of the debt securities which are outstanding under the indenture, modify the indenture or the rights of the holders of the debt securities generally;

•                  With the consent of the holders of not less than a majority in outstanding principal amount of any series of debt securities, modify any supplemental indenture relating solely to that series of debt securities or the rights of the holders of that series of debt securities.

However, we may not:

•                  Extend the fixed maturity of any debt securities, reduce the rate or extend the time for payment of interest, if any, on any debt securities, reduce the principal amount of any debt securities or the premium, if any, on any debt securities, impair or affect the right of a holder to institute suit for the payment of principal, premium, if any, or interest, if any, with regard to any debt securities, change the currency in which any debt securities are payable or impair the right, if any, to convert any debt securities into common stock or any of our other securities, without the consent of each holder of debt securities who will be affected;

•                  Reduce the percentage of holders of debt securities required to consent to an amendment, supplement or waiver, without the consent of the holders of all the then outstanding debt securities or outstanding debt securities of the series which will be affected.

Mergers and Other Transactions

We may not consolidate with or merge into any other entity, or transfer or lease our properties and assets substantially as an entirety to another person, unless:  (1) the entity formed by the consolidation or into which we are merged, or which acquires or leases our properties and assets substantially as an entirety, assumes by a supplemental indenture all our obligations with regard to outstanding debt securities and our other covenants under the indenture; and (2) with regard to each series of debt securities, immediately after giving effect to the transaction, no event of default, with respect to that series of debt securities, and no event which would become an event of default, will have occurred and be continuing.

Governing Law

The indenture, each supplemental indenture, and the debt securities issued under them will be governed by, and construed in accordance with, the laws of New York.

DESCRIPTION OF WARRANTS

Each issue of warrants will be the subject of a warrant agreement which will contain the terms of the warrants.  We will distribute a prospectus supplement with regard to each issue of warrants.  Each prospectus supplement will describe, as to the warrants to which it relates:

•                  The securities which may be purchased by exercising the warrants (which may be common stock, preferred stock, debt securities, depositary shares or units consisting of two or more of those types of securities);

•                  The exercise price of the warrants (which may be wholly or partly payable in cash or wholly or partly payable with other types of consideration);

•                  The period during which the warrants may be exercised;

•                  Any provision adjusting the securities which may be purchased on exercise of the warrants and the exercise price of the warrants in order to prevent dilution or otherwise;

•                  The place or places where warrants can be presented for exercise or for registration of transfer or exchange;

•                  Any other material terms of the warrants.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value, 15,000 shares of High Performance Common Stock and 30,000,000 shares of preferred stock, $0.001 par value, of which 4,600,000 shares are designated 8.000% Series D Cumulative Redeemable Preferred Stock, $0.001 par value, 9,000,000 shares are designated 7.875% Series E Cumulative Redeemable Preferred Stock, $0.001 par value, 4,600,000 shares are designated 7.800% Series F Cumulative Redeemable Preferred Stock, $0.001 par value, 3,200,000 shares are designated 7.650% Series G Cumulative Redeemable Preferred Stock, $0.001 par value and 5,000,000 shares are designated 7.500% Series I Cumulative Redeemable Preferred Stock, $0.001 par value.  At December 31, 2009, 94,216,000 shares of common stock, 15,000 shares of High Performance Common Stock, 4,000,000 shares of Series D preferred stock, 5,600,000 shares of Series E preferred Stock, 4,000,000 shares of Series F preferred stock, 3,200,000 shares of Series G preferred stock and 5,000,000 shares of our Series I preferred stock were outstanding.  We previously had authorized and issued series of preferred stock designated Series A, B, C, and H preferred stock; however, we have retired each of those series, which makes the shares available for re-issuance and re-designation.

Common Stock

Holders of common stock will be entitled to receive distributions on common stock if, as and when our board of directors authorizes and declares distributions.  However, rights to distributions may be subordinated to the rights of holders of preferred stock, when preferred stock is issued and outstanding.  In the event of our liquidation, dissolution or winding up, each outstanding share of common stock will entitle its holder to a proportionate share of the assets that remain after we pay our liabilities and any preferential distributions owed to preferred stockholders.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of Series D preferred stock are entitled to 0.25 of a vote for each share on all matters submitted to a stockholder vote.  They will vote with the common stock as a single class.  There is no cumulative voting in the election of directors.

Holders of shares of common stock have no preference, conversion, sinking fund, redemption, appraisal or exchange rights or any preemptive rights to subscribe for any of our securities.  All shares of common stock have equal dividend, distribution, liquidation and other rights.

We may be dissolved if our board of directors, by resolution adopted by a majority of our entire board of directors, declares the dissolution advisable and directs that the proposed dissolution be submitted for consideration at either an annual or special meeting of stockholders.  Dissolution will occur once it is approved by the affirmative vote of a majority of stockholders entitled to cast votes on the matter.

Our charter grants our board of directors the power to authorize the issuance of additional authorized but unissued shares of common stock and preferred stock.  Our board of directors may also classify or reclassify unissued shares of common stock or preferred stock and authorize their issuance.

Our charter also provides that, to the extent permitted by the General Corporate Law of Maryland, our board of directors may, without any action by the stockholders, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

We believe that these powers of our board of directors provide increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  Although our board of directors does not intend to do so at the present time, it could authorize the issuance of a class or series that could delay, defer or prevent a change of control or other transaction that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

High Performance Unit Program

In May 2002, our stockholders approved the iStar Financial High Performance Unit, or HPU, Program.  The program entitled employee participants, or HPU Holders, to receive distributions if the total rate of return on our common stock (share price appreciation plus dividends) exceeded certain performance thresholds over a specified valuation period.  We established seven HPU plans that had valuation periods ending between 2002 and 2008 and we have not established any new HPU plans since 2005.  The programs, as more fully described in our annual proxy statements dated April 8, 2002, April 21, 2003, April 27, 2004, April 25, 2005, May 1, 2006, April 27, 2007, April 29, 2008 and April 23, 2009 are performance-based employee, director and officer compensation plans that only have material value to the participants if we provide superior returns to our stockholders.  HPU Holders purchased their interests in High Performance Common Stock for aggregate initial purchase prices of approximately $2.8 million, $1.8 million, $1.4 million, $0.6 million, $0.7 million, $0.6 million and $0.8 million for the 2002, 2003, 2004, 2005, 2006, 2007 and 2008 plans, respectively.

The 2002, 2003 and 2004 plans all exceeded their performance thresholds and are entitled to receive distributions equivalent to the amount of dividends payable on 819,254 shares, 987,149 shares and 1,031,875 shares, respectively, of our common stock as and when such dividends are paid on our common stock.  Each of these three plans has 5,000 shares of High Performance Common Stock associated with it.  High Performance Common Stock carries 0.25 votes per share.

The remaining four plans that had valuation periods which ended in 2005, 2006, 2007 and 2008, did not meet their required performance thresholds and none of the plans were funded.  As a result, we redeemed the participants’ units for approximately $1,700 resulting in HPU Holders losing $2.4 million of aggregate contributions.

Restrictions on Ownership and Transfer

To maintain our REIT qualification under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, no group of five or fewer individuals can own, actually or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year, which we refer to as the 5/50 Test.  Additionally, at least 100 persons must beneficially own our stock during at least 335 days of a taxable year (determined without reference to any rules of attribution).  To assist us in meeting these tests, our charter provides that no person other than persons who were our stockholders as of November 3, 1999 or persons exempted by our board of directors may beneficially or constructively own more than 9.8% of the number or value of our capital stock; these provisions constitute the Ownership Limit.

Each person who is a beneficial or constructive owner of shares of stock and each person, including the stockholder of record, who is holding shares of stock for a beneficial or constructive owner must provide us in writing any information with respect to direct, indirect and constructive ownership of shares of stock as our board of directors deems reasonably necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to determine our qualification as a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Any issuance or transfer of shares of our stock that would result in (1) a violation of the 5/50 Test, (2) our stock being beneficially owned by fewer than 100 persons, or (3) us otherwise failing to qualify as a REIT, shall be void and the intended transferee shall acquire no rights in such shares of our stock.  Shares of our stock issued or transferred that would cause any stockholder, or a Prohibited Owner, to own more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT will constitute shares of excess stock.  All excess stock will be automatically transferred, without action by the Prohibited Owner, to a trust for the exclusive benefit of one or more charitable beneficiaries that we select, and the Prohibited Owner will not acquire any rights in the shares of excess stock.  Such automatic transfer shall be deemed to be effective as of the close of business on the day prior to the date of the transfer causing a violation.  If the transfer to the trust would not be effective for any reason to prevent a stockholder from owning more than the Ownership Limit or otherwise cause us to fail to qualify as a REIT, then the transfer of that number of shares necessary to cause such ownership or failure will be void and the intended transferee shall acquire no rights in such shares of our stock.  The trustee of the trust shall be appointed by us and must be independent of us and the Prohibited Owner.  The Prohibited Owner shall have no right to receive dividends or other distributions with respect to, or be entitled to vote, any excess stock held in the trust.  Any dividend or other distribution paid prior to the discovery by us that excess stock has been transferred to the trust must be paid by the recipient of the dividend or distribution to the trustee upon demand for the benefit of the charitable beneficiaries, and any dividend or other distribution authorized but unpaid shall be paid when due to the trust.  The trust shall have all dividend and voting rights with respect to the shares of excess stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary.  Any dividend or distribution so paid to the trust shall be held in trust for the charitable beneficiary.

Within 60 days after the latest of (i) the date of the transfer which resulted in such transfer to the charitable trust and (ii) the date our board of directors determines in good faith that a transfer resulting in the transfer to the charitable trust has occurred, the trustee will sell the excess stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in our charter.  Upon such sale, any interest of the charitable beneficiary in the excess stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the charitable beneficiary as follows.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the excess stock (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the charitable trust, the Market Price (as defined in our charter) at the time of such devise, gift or other transaction), and (b) the price per share received by the trustee from the sale or other disposition of the excess stock held in the trust.  Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be paid immediately to the charitable beneficiary.  Shares of our stock held by the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares held by the trust (or, in the case of a devise, gift or other transaction in which no value was given for such shares held by the trust, the Market Price at the time of such devise, gift or other transaction) and (ii) the Market Price of the shares of our stock to which such shares held by the trust relates on the date we, or our designee, accepts such offer, or the Redemption Price.  We shall have the right to accept such offer until the trustee has sold the shares of our stock held in the charitable trust.  Upon such a sale, the interest of the charitable beneficiary in the shares of stock sold shall terminate and the trustee shall distribute the net proceeds of the sale to the purported record transferee of such shares.  If any of the foregoing restrictions on transfer of our shares held by the trust are determined to be void or invalid, then the purported record transferee of such shares may be deemed, at our option, to have acted as our agent in acquiring such shares and to hold such shares on our behalf.

These restrictions on ownership and transfer will not apply to our stock if our board of directors determines that it is no longer in our best interests to qualify as a REIT.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for shares of our stock or otherwise be in the best interest of our stockholders.

Preferred Stock

We may issue preferred stock in series with any rights and preferences which may be authorized by our board of directors.  We will distribute a prospectus supplement with regard to each series of preferred stock.  Each prospectus supplement will describe, as to the preferred stock to which it relates:

•                  The title of the series;

•                  Any limit upon the number of shares of the series which may be issued;

•                  The preference, if any, to which holders of the series will be entitled upon our liquidation;

•                  The date or dates on which we will be required or permitted to redeem shares of the series;

•                  The terms, if any, on which we or holders of the series will have the option to cause shares of the series to be redeemed;

•                  The voting rights of the holders of the preferred stock;

•                  The dividends, if any, which will be payable with regard to the series (which may be fixed dividends or participating dividends and may be cumulative or non-cumulative);

•                  The right, if any, of holders of the series to convert them into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•                  Any provisions by which we will be required or permitted to make payments to a sinking fund which will be used to redeem shares of the series or a purchase fund which will be used to purchase shares of the series;

•                  Any other material terms of the series.

Holders of shares of preferred stock will not have preemptive rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary receipts representing interests in shares of a particular series of preferred stock which are called depositary shares.  We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us.  The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.

While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:

Dividends and Other Distributions.  Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives.  If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Stock.  A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock and any money or other property to which the depositary shares relate.

Redemption of Depositary Shares.  Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock.  If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting.  Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting.  The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.

Liquidation Preference.  Upon our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion.  If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.

Amendment and Termination of a Deposit Agreement.  We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares.  No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law.  We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates.  Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares.  A deposit agreement will automatically terminate if:

•                  All outstanding depositary shares to which it relates have been redeemed or converted.

•                  The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous.  There will be provisions:  (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

THE FOLLOWING IS A SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELEVANT TO AN INVESTMENT IN US AND OUR QUALIFICATION AS A REIT.  THIS SUMMARY IS BASED ON CURRENT LAW.  YOUR TAX CONSEQUENCES RELATED TO AN INVESTMENT IN US MAY VARY DEPENDING ON YOUR PARTICULAR SITUATION AND THIS DISCUSSION DOES NOT PURPORT TO DISCUSS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A HOLDER OF OUR SECURITIES IN LIGHT OF HIS OR HER PERSONAL INVESTMENT OR TAX CIRCUMSTANCES, OR TO HOLDERS OF OUR SECURITIES SUBJECT TO SPECIAL TREATMENT UNDER THE U.S. FEDERAL INCOME TAX LAWS, EXCEPT TO THE EXTENT DISCUSSED UNDER THE HEADINGS “—TAXATION OF TAX-EXEMPT STOCKHOLDERS” AND “—TAXATION OF NON-U.S. STOCKHOLDERS.”  INVESTORS SUBJECT TO SPECIAL TREATMENT INCLUDE, WITHOUT LIMITATION, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, BROKER-DEALERS, TAX-EXEMPT ORGANIZATIONS, GOVERNMENTAL ORGANIZATIONS, INVESTORS HOLDING SECURITIES AS PART OF A CONVERSION TRANSACTION, OR A HEDGE OR HEDGING TRANSACTION OR AS A POSITION IN A STRADDLE FOR TAX PURPOSES, FOREIGN CORPORATIONS OR PARTNERSHIPS, AND PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES.  IN ADDITION, THE SUMMARY BELOW DOES NOT CONSIDER THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER TAX LAWS THAT MAY BE APPLICABLE TO YOU AS A HOLDER OF OUR SECURITIES.

This discussion is based on the Internal Revenue Code, current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, or IRS, and court decisions, all as of the date of this prospectus.  The administrative interpretations and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings.  Future legislation, Treasury regulations, administrative interpretations and practices, and court decisions may affect the tax consequences contained in this summary, possibly on a retroactive basis.  We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment or the tax consequences contained in this summary, and the statements in this prospectus are not binding on the IRS or a court.  Thus, we can provide no assurance that the tax consequences contained in this summary will not be challenged by the IRS or sustained by a court if so challenged.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF:  (1) THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR SECURITIES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; (2) OUR ELECTION TO BE TAXED AS A REIT FOR U.S. FEDERAL INCOME TAX PURPOSES; AND (3) POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of iStar Financial—General

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1998.  We believe that we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and to operate in this manner.  Our qualification and taxation as a REIT, however, depend upon our ability to meet, through actual annual operating results, asset requirements, distribution levels, diversity of stock ownership, and the various other requirements imposed under the Internal Revenue Code.  Accordingly, there can be no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.  See “—Failure to Qualify.”

In the opinion of Clifford Chance US LLP, commencing with our taxable year ended December 31, 1998, we have been organized and operated in conformity with the requirements for qualification as a REIT, and our present and proposed method of operation, as represented by us, will enable us to meet the requirements for qualification as a REIT under the Internal Revenue Code.  It must be emphasized that this opinion is based and conditioned upon certain assumptions and representations made by us as to factual matters (including our representations concerning our income and properties and the past, present, and future conduct of our business operations as set forth in this prospectus and one or more factual certificates provided by our officers).  The opinion is expressed as of the date of this prospectus and Clifford Chance US LLP has no obligation to advise of any subsequent change in the matters stated, represented or assumed or any subsequent change in the applicable law.  Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various requirements imposed under the Internal Revenue Code as discussed below, the results of which will not be reviewed by Clifford Chance US LLP.  Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements.  See “—Failure to Qualify.”  An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge our qualification as a REIT.

The sections of the Internal Revenue Code that relate to the qualification and taxation of REITs are highly technical and complex.  The following describes the material aspects of the sections of the Internal Revenue Code that govern the U.S. federal income tax treatment of a REIT and its stockholders.  This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

Provided we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders.  This treatment substantially eliminates the “double taxation” that generally results from an investment in a corporation.  Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when such income is distributed.  For tax years through 2010, stockholders who are taxed at individual U.S. federal income tax rates are generally taxed on corporate dividends at a maximum U.S. federal income tax rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends.  With limited exceptions, however, dividends received from us or other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Even if we qualify for taxation as a REIT, however, we will be subject to U.S. federal income taxation as follows:

•                  We will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains;

•                  We may be subject to the “alternative minimum tax” on items of tax preference, if any;

•                  If we have:  (1) net income from the sale or other disposition of “foreclosure property” which is held primarily for sale to customers in the ordinary course of business; or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income.  In general, foreclosure property is property acquired through foreclosure after a default on a loan secured by the property or on a lease of the property;

•                  We will be required to pay a 100% tax on any net income from prohibited transactions.  In general, prohibited transactions are sales or other taxable dispositions of property, other than foreclosure property, held for sale to customers in the ordinary course of business;

•                  If we fail to satisfy the 75% or 95% gross income tests, as described below, but have, nevertheless, maintained our qualification as a REIT, we will be subject to a tax equal to the gross income attributable to the greater of either (a) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year multiplied in either case by a fraction intended to reflect our profitability;

•                  If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests;

•                  If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure;

•                  We will generally be subject to tax on the portion of any excess inclusion income derived from an investment in residual interests in real estate mortgage investment conduits, or REMICs, and certain taxable mortgage pools to the extent our shares are held in record name by specified tax-exempt organizations not subject to tax on unrelated business taxable income.  To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax.  For a discussion of “excess inclusion income,” see “Certain U.S. Federal Income Tax Consequences—Effect of Subsidiary Entities—Taxable Mortgage Pools” and “—Excess Inclusion Income”;

•                  We will be required to pay a 4% excise tax on the amount by which our annual distributions to our stockholders is less than the sum of:  (1) 85% of our ordinary income for the year; (2) 95% of our REIT capital gain net income for the year; and (3) any undistributed taxable income from prior periods;

•                  If we acquire an asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset within the ten-year period beginning on the date on which we acquired the asset, then we would be required to pay tax at the highest regular corporate tax rate on this gain to the extent the fair market value of the asset exceeds our adjusted tax basis in the asset, in each case, determined as of the date on which we acquired the asset.  The results described in this paragraph assume that no election will be made under Treasury regulation Section 1.337(d)-7 for the C corporation to be subject to an immediate tax when the asset is acquired;

•                  We will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.”  In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants.  Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations;

•                  We own subsidiaries or interests in entities that are C corporations for U.S. federal income tax purposes, including taxable REIT subsidiaries, the earnings of which are generally subject to U.S. federal corporate income tax.

In addition, our subsidiaries and we may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes.  We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)          that is managed by one or more trustees or directors;

(2)          that issues transferable shares or transferable certificates to its owners;

(3)          that would be taxable as a regular corporation, but for its election to be taxed as a REIT;

(4)          that is not a financial institution or an insurance company under the Internal Revenue Code;

(5)          that is owned by 100 or more persons;

(6)          not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of each year; and

(7)          that meets other tests, described below, regarding the nature of its income and assets, and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) to (4) must be met during the entire year and that condition (5) must be met during at least 335 days of a year of twelve months, or during a proportionate part of a shorter taxable year.  Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT.

We believe that we currently satisfy conditions (1) through (7) above.  In addition, our charter provides for restrictions regarding ownership and transfer of our stock.  These restrictions are intended to assist us in satisfying the share ownership requirements described in (5) and (6) above.  These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.  If we fail to satisfy these share ownership requirements, our qualification as a REIT would terminate.  If, however, we comply with the rules contained in applicable Treasury regulations that require us to determine the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we would not be disqualified as a REIT.

In addition, a corporation may not qualify as a REIT unless its taxable year is the calendar year.  We have and will continue to have a calendar taxable year.

Effect of Subsidiary Entities

Ownership of a Partnership Interest

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the REIT asset and gross income tests described below.  In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT.  For purposes of the 10% value test only, however, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding certain securities described in the Internal Revenue Code.  Thus, our proportionate share of the assets and income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT asset and gross income requirements described below.  Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.  A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Qualified REIT Subsidiaries

A “qualified REIT subsidiary” is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned by a REIT.  Under the Internal Revenue Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT.  Rather, all of the assets, liabilities, and items of income, deduction, and credit of the qualified REIT subsidiary are treated as the assets, liabilities, and items of income, deduction, and credit of the REIT for purposes of the REIT income and asset tests described below.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” is a corporation which, together with a REIT that owns an interest in such corporation, makes an election to be treated as a taxable REIT subsidiary.  A taxable REIT subsidiary may earn income that would be nonqualifying income if earned directly by a REIT and is generally subject to full corporate level tax.  A REIT may own up to 100% of the stock of a taxable REIT subsidiary.

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation.  First, if a taxable REIT subsidiary has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year).  In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm’s length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.  Finally, a taxable REIT subsidiary’s ability to derive income from lodging and health care related properties is subject to certain limitations under the Internal Revenue Code.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•                  substantially all of its assets consist of debt obligations or interests in debt obligations;

•                  more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•                  the entity has issued debt obligations that have two or more maturities; and

•                  the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

A taxable mortgage pool generally is treated as a corporation for U.S. federal income tax purposes.  However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool.  If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as separate entities for U.S. federal income tax purposes, 100% of the equity interests in the taxable mortgage pool, the taxable mortgage pool will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT.  Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders.  See “—Excess Inclusion Income.”

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply.  Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax.  In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.  We do not expect that we would form any subsidiary in which we own some, but less than all, of the ownership interests that would become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Income Tests

We must meet two annual gross income requirements to qualify as a REIT.  First, each year we must derive at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and mortgage interest, or from specified temporary investments.  Second, each year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from investments meeting the 75% test described above, or from dividends, interest and gain from the sale or disposition of stock or securities.  For these purposes, the term “interest” generally does not include any interest of which the amount received depends on the income or profits of any person.  An amount will generally not be excluded from the term “interest,” however, if such amount is based on a fixed percentage of gross receipts or sales.

Any amount includable in gross income by us with respect to a regular or residual interest in a REMIC is generally treated as interest on an obligation secured by a mortgage on real property for purposes of the 75% gross income test.  If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as receiving directly our proportionate share of the income of the REMIC, which would generally include non-qualifying income for purposes of the 75% gross income test.  In addition, if we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the principal amount of the loan exceeds the fair market value of the real property on the date we made the mortgage loan, interest income on the loan will be apportioned between the real property and the other property, which apportionment would cause us to recognize income that is not qualifying income for purposes of the 75% gross income test.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property.  The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans.  Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate-asset for purposes of the asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% income test.  Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law.  We intend to structure any investments in mezzanine loans in a manner that complies or attempts to comply with the various requirements applicable to our qualification as a REIT.  However, to the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

We may also hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans originated by other lenders.  B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originator of the loan is a party, along with one or more participants.  The borrower on the underlying loan is typically not a party to the participation agreement.  The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan.  The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower.  We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% income test.  The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests.  In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We may make loans that have shared appreciation provisions.  To the extent interest on a loan is based on the cash proceeds from the sale or value of property, income attributable to such provision would be treated as gain from the sale of the secured property, which generally should qualify for purposes of the 75% and 95% gross income tests.

Lease income we receive will qualify as “rents from real property” only if the following conditions are met:

•                  The amount of lease income may not be based in whole or in part on the income or profits of any person.  “Rents from real property” may, however, include lease income based on a fixed percentage of receipts or sales.  Some of the leases we have entered into provide for participation or similar rights in the net cash flow of the leases in the excess of a threshold amount.  Any amount received or accrued that is attributable to any such participation or similar rights would cause all rents received or accrued by us with respect to such lease to fail to qualify as “rents from real property.”  We have not received or accrued and do not expect to receive or accrue any amount attributable to any participation or similar rights with respect to these leases which, together with other nonqualifying income (for purposes of the 75% or 95% gross income tests) received or accrued during the same taxable year, would have caused or would cause us to violate the 75% or 95% gross income test for that taxable year;

•                  Lease income received from a tenant will not qualify as “rents from real property” if we, or an actual or constructive owner of 10% or more of us, actually or constructively owns 10% or more of such tenant;

•                  Lease income attributable to personal property leased in connection with a lease of real property does not exceed 15% of the total lease income received under the lease;

•                  We generally may not render services to tenants of the property, other than through an independent contractor from whom we derive no revenue.  We may, however, provide services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property.  In addition, we may provide a de minimis amount of non-customary services.  Finally, we may provide certain non-customary services to tenants through a taxable REIT subsidiary.

We intend to maintain our REIT qualification by carefully monitoring any potential nonqualifying income for purposes of the 75% and 95% gross income tests discussed above.  If we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if we are entitled to relief under the Internal Revenue Code.  Generally, we may be entitled to relief if:

•                  our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect;

•                  we attach a schedule of the sources of our income to our U.S. federal income tax return; and

•                  any incorrect information on the schedule was not due to fraud with the intent to evade tax.

Beginning with our 2005 tax year, if we fail to satisfy one or both of the 75% or 95% gross income tests for any year, we may still qualify as a REIT if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury.

It is not possible to state whether in all circumstances we would be entitled to rely on these relief provisions.  If these relief provisions do not apply to a particular set of circumstances, we would not qualify as a REIT.  As discussed above in “—Taxation of iStar Financial—General,” even if these relief provisions apply, and we retain our qualification as a REIT, a tax would be imposed with respect to our income that does not meet the gross income tests.  We may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodically monitoring our income.

Foreclosure Property

Net income realized by us from foreclosure property would generally be subject to tax at the maximum U.S. federal corporate tax rate (currently 35%).  Foreclosure property means real property and related personal property that:  (1) is acquired by us through foreclosure following a default on a lease of such property or a default on indebtedness owed to us that is secured by the property; and (2) for which we make an election to treat the property as foreclosure property.

Prohibited Transaction Income

Any gain realized by us on the sale of any property, other than foreclosure property, held as inventory or otherwise held primarily for sale to customers in the ordinary course of business will be prohibited transaction income, and subject to a 100% penalty tax.  Prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT.  Whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction.  While the Internal Revenue Code provides standards which, if met, would not result in prohibited transaction income, we may not be able to meet these standards in all circumstances.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities.  Our hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements, or similar financial instruments.  Except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction we enter into after July 30, 2008 (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified, as specified in U.S. Treasury regulations, before the close of the day on which it was acquired, originated or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests that is clearly identified as such before the close of the day on which it was acquired, originated or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test.

For transactions entered into on or before July 30, 2008, except to the extent provided by U.S. Treasury regulations, any income from a hedging transaction to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (but generally will constitute non-qualifying gross income for purposes of the 75% income test).

To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments

To the extent that we make investments and incur obligations in currencies other than the U.S. dollar, we may generate foreign currency gains and losses.  On July 30, 2008, the Housing Assistance Tax Act of 2008 was enacted. Under this act, foreign currency gain earned after July 30, 2008 that qualifies as “real estate foreign exchange gain” is excluded from both the 75% and 95% income tests, while income from foreign currency gains that qualifies as “passive foreign exchange gain” is excluded from the 95% income test, but is treated as non-qualifying income for the 75% income test.

“Real estate foreign exchange gain” is foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under debt obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes foreign currency gain attributable to a qualified business unit, or QBU, of the REIT if the QBU meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter of the taxable year that the REIT directly or indirectly owned an interest in the QBU. “Passive foreign exchange gain” includes all real estate foreign exchange gain plus foreign currency gain attributable to (i) any item of income or gain which qualifies for purposes of the 95% income test, (ii) the acquisition or ownership of debt obligations and (iii) becoming or being the obligor under debt obligations. The Treasury Department has the authority to expand the definition of real estate foreign exchange gain and passive foreign exchange gain to include other items of foreign currency gain.

We may recognize foreign currency gains that are not treated as qualifying income for purposes of the 95% and 75% gross income tests. In addition, income we derive from foreign real property held through a foreign corporation may not be treated as qualifying income for purposes of the 95% gross income test (and will not be treated as qualifying income for purposes of the 75% gross income test). To reduce the risk of non-qualifying foreign currency gains adversely affecting our REIT qualification, we may be required to defer the repatriation of cash from foreign jurisdictions or to employ other structures that could affect the timing, character or amount of income we receive or expense we incur from our non-U.S. dollar denominated assets and obligations. While we intend to manage our non-U.S. dollar denominated assets and obligations in a manner that does not jeopardize our ability to qualify as a REIT, there can be no assurance that the IRS will not challenge our qualification as a REIT as a result of foreign currency gains derived from such assets and obligations.

Excess Inclusion Income

If we are deemed to have issued debt obligations having two or more maturities, the payments on which correspond to payments on mortgage loans owned by us, such arrangement may be treated as a taxable mortgage pool for U.S. federal income tax purposes.  If all or a portion of our company is considered a taxable mortgage pool, our qualification as a REIT generally should not be impaired; however, a portion of our taxable income may be characterized as “excess inclusion income”.  In addition, if we acquire residual interest in a REMIC, a portion of our income derived from such residual interest may also be characterized as excess inclusion income.

IRS guidance indicates that our excess inclusion income will be allocated among our stockholders in proportion to our dividends paid.  A stockholder’s share of our excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most tax-exempt stockholders, and (iii) would result in the application of U.S. federal income tax withholding at a rate of 30%, without reduction for any otherwise applicable income tax treaty, in the hands of a non-U.S. stockholder.  In addition, the IRS has taken the position that we are subject to tax at the highest U.S. federal corporate income tax rate on our excess inclusion income allocated to “disqualified organizations” (generally, tax-exempt investors that are not subject to U.S. federal income tax on unrelated business taxable income, including governmental organizations and charitable remainder trusts) that hold our stock in record name.  Further, the IRS has taken the position that broker/dealers and nominees holding our stock in “street name” on behalf of disqualified organizations are subject to U.S. federal income tax at the highest U.S. federal corporate income tax rate on our excess inclusion income allocated to such disqualified organizations.  Similarly, a regulated investment company or other pass-through entity may be subject to U.S. federal income tax at the highest U.S. federal corporate income tax rate on our excess inclusion income to the extent such entities are owned by disqualified organizations.

Although we do not intend to invest a material portion of our assets in REMICs or taxable mortgage pools, in each case, of which we own or are treated as owning residual interests, we have owned such assets in the past.  Stockholders are urged to consult their tax advisors with regard to the U.S. federal, state and local income tax consequences to them of excess inclusion income.

Asset Tests

At the close of each quarter of each of our taxable years, we must satisfy four tests relating to the nature and diversification of our assets.  First, at least 75% of the value of our total assets must be real estate assets, cash, cash items and government securities.  For purposes of this test, real estate assets include real estate mortgages, real property, interests in other REITs and stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term public debt offering.  In addition, any regular or residual interests we hold in a REMIC are generally treated as a real estate asset for purposes of the asset tests described above.  If, however, less than 95% of the assets of a REMIC consist of real estate assets, we will be treated as holding our proportionate share of the assets of the REMIC, which generally would include assets both qualifying and not qualifying as real estate assets.  Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset class.  Third, of the investments included in the 25% asset class and, except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities that we hold may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer.  Fourth, not more than 25% of the value of our total assets may be represented by securities in one or more taxable REIT subsidiaries (20% for any taxable year beginning before January 1, 2009).

The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above.  The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT.  In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership, (b) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test, and (c) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which:  (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We expect that any real property and temporary investments that we acquire will generally be qualifying assets for purposes of the 75% asset test, except to the extent that less than 95% of the assets of a REMIC in which we own an interest consists of “real estate assets.”  Mortgage loans will generally be qualifying assets for purposes of the 75% asset test to the extent that the principal balance of each mortgage loan does not exceed the value of the associated real property.

Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test.  See “—Income Tests.”  We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test.  We intend to make such investments in such a manner as not to fail the asset tests described above.  However, to the extent that our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

The asset tests must be satisfied not only on the last day of the calendar quarter in which we acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer.  After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values.  If we fail to satisfy an asset test because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of the quarter.  If we fail the 5% asset test or the 10% asset test at the end of any quarter, and the such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000.  If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps, including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset test requirements, and we intend to monitor our compliance with such tests on an ongoing basis.  However, the values of some of our assets may not be precisely valued, and values are subject to change in the future.  Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances and we may not meet the IRS safe harbor described above with respect to one or more of our mezzanine loans, which could affect the application of the REIT asset tests.  Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:  (1) 90% of our “REIT taxable income”; and (2) 90% of our after tax net income, if any, from foreclosure property; minus (3) the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income”.  In general, “REIT taxable income” means taxable ordinary income without regard to the dividends paid deduction.  We have recorded net operating losses and may record significant net operating losses in the future, which may reduce our taxable income in future periods and lower or eliminate entirely our obligation to pay dividends for such periods in order to maintain our REIT qualification.

We are required to distribute income, if any, in the taxable year in which it is earned or in the following taxable year if such dividend distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year.  Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.  In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return and paid on or before our first regular dividend payment following such declaration, provided such payment is made during the twelve-month period following the close of our taxable year.  These distributions are taxable to holders of common stock in the year in which paid, even though these distributions relate to our prior year for purposes of our 90% distribution requirement.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our “REIT taxable income,” we will be subject to tax at regular corporate tax rates.

From time to time we may not have sufficient cash or other liquid assets to meet the above distribution requirements due to timing differences between the actual receipt of cash and payment of expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income.  If these timing differences occur, in order to meet the REIT distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet a distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year.  Thus, we may be able to avoid being subject to tax on amounts distributed as deficiency dividends.  We will be required, however, to pay interest based upon the amount of any deduction claimed for deficiency dividends.  In addition, we will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute each year at least the sum of 85% of our ordinary income for the year, 95% of our capital gain income for the year, and any undistributed taxable income from prior periods.

Recordkeeping Requirements

We are required to maintain records and request on an annual basis information from specified stockholders.  These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Failure to Qualify

In the event we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation of the gross income or asset tests described above (for which other specified relief provisions are available).  This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause.

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, and possibly increased state and local taxes, on our taxable income at regular corporate rates.  Such taxation would reduce the cash available for distribution by us to our stockholders.  Distributions to our stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders.  In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction.  Unless entitled to relief under specific statutory provisions, we would also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification.  It is not possible to state whether in all circumstances we would be entitled to statutory relief.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes.  In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax.  Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on such items without regard to whether the partners receive a distribution from the partnership.  We will include in our income our proportionate share of these partnership items for purposes of the various REIT gross income tests, based on our capital interest in such partnership, and we will include our share of partnership items in our computation of our taxable income.  Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership, excluding for these purposes certain excluded securities as described in the Internal Revenue Code).  See “—Effect of Subsidiary Entities—Ownership of a Partnership Interest” above.  Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes.  If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, would be subject to an entity-level tax on its net income.  In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Requirements for Qualification as a REIT—Asset Tests” and “—Income Tests” above, and in turn could prevent us from qualifying as a REIT.  See “—Requirements for Qualification as a REIT—Failure to Qualify,” below, for a discussion of the effect of our failure to meet these tests for a taxable year.  In addition, any change in the status of any of our subsidiary partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution.  The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and the adjusted tax basis of such property at the time of the contribution, or a book-tax difference.  Such allocations are solely for U.S. federal income tax purposes and do not affect the partnership’s capital accounts or the other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquire appreciated (or depreciated) properties by way of capital contributions, allocations would need to be made in a manner consistent with these requirements.  As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of such contributed properties than would have been the case if all of the partnership’s assets had been acquired in exchange for cash at their agreed upon fair market value.

Taxation of Taxable U.S. Stockholders

When we use the term “U.S. stockholder,” we mean a beneficial owner of shares of our stock who is, for U.S. federal income tax purposes:

•                  a citizen or resident of the United States;

•                  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless Treasury regulations provide otherwise;

•                  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•                  a trust (a) whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) in existence on August 20, 1996, and treated as a United States person prior to such date, that has elected to continue to be treated as a United States person.

If a partnership (or other entity treated as a partnership for U.S. tax purposes) holds shares of our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding shares of our stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of shares of our stock.

Distributions Generally

Distributions out of our current or accumulated earnings and profits, other than capital gain dividends will generally be taxable to our U.S. stockholders as ordinary income.  For this purpose, our earnings and profits will be allocated first to our outstanding preferred shares, and then to our outstanding common shares.  Provided we qualify as a REIT, our dividends will not be eligible for the dividends received deduction generally available to U.S. stockholders that are corporations.

Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable C corporations. An exception applies, however, and individual U.S. stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) “REIT taxable income” that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic C corporations (including taxable REIT subsidiaries) and certain foreign corporations or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions that has been subject to tax at the REIT level.

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated as a tax-free return of capital to each U.S. stockholder, and will reduce the adjusted tax basis which each U.S. stockholder has in its shares of stock by the amount of the distribution, but not below zero.  Return of capital distributions in excess of a U.S. stockholder’s adjusted tax basis in its shares will be taxable as capital gain, provided that the shares have been held as capital assets, and will be taxable as long-term capital gain if the shares have been held for more than one year.

Dividends we declare in October, November, or December of any year and pay to a stockholder of record on a specified date in any of those months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we pay the dividend in January of the following year.  Stockholders may not include in their own income tax returns any of our net operating losses or capital losses, or any credits for foreign taxes incurred by us.  In addition stockholders are not allowed to use any of their net operating losses to offset any portion of our dividends treated as excess inclusion income.  (See “—Excess Inclusion Income”.)

Capital Gain Distributions

Distributions designated as net capital gain dividends will be taxable to U.S. stockholders as capital gain income.  Such capital gain income will be taxable to U.S. stockholders at a maximum rate of 15% (through 2010) in the case of U.S. stockholders who are individuals and 35% for corporations.  Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for U.S. stockholders who are individuals to the extent of previously claimed depreciation deductions. U.S. stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income.

Retention of Net Capital Gains

We may elect to retain, rather than distribute as a capital gain dividend, our net capital gains.  If we make this election, we would pay tax on such retained capital gains.  In such a case, our stockholders would generally:

•                  include their proportionate share of our undistributed net capital gains in their taxable income;

•                  receive a credit for their proportionate share of the tax paid by us; and

•                  increase the adjusted basis of their stock by the difference between the amount of their capital gain and their share of the tax paid by us.

Passive Activity Losses and Investment Interest Limitations

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income.  As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our stock.  Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation but the foregoing rule will not apply to distributions representing dividends to the extent such amounts are taxed at the preferential rates as discussed below unless the U.S. stockholders elect to be taxed on such amounts at a higher rate.

Dispositions of Stock

If you are a U.S. stockholder and you sell or dispose of your shares of stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of stock.  In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if the shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the shares are held for 12 months or less.  Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains.  Capital losses recognized by a U.S. stockholder upon the disposition of our common stock are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year).  In addition, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of stock that you have held for six months or less, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of shares of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS.  While these regulations are directed towards “tax shelters,” they are broadly written, and apply to transactions that would not typically be considered tax shelters.  In addition, legislative proposals have been introduced in Congress, which, if enacted, would impose significant penalties for failure to comply with these requirements.  You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of shares of our common stock, or transactions that might be undertaken directly or indirectly by us.  Moreover, you should be aware that we and other participants in transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Backup Withholding

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld.  Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.  A U.S. stockholder that does not provide us with his correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS.  Backup withholding is not an additional tax.  Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability.  In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

Taxation of Tax-Exempt Stockholders

Except as provided below, the IRS has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income when received by a tax-exempt entity, provided that the shares of the REIT are not otherwise used in an unrelated trade or business.  Based on that ruling, provided that a tax-exempt stockholder has not held its shares as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), the shares are not otherwise used in a unrelated trade or business, and we do not hold an asset that gives rise to “excess inclusion income” (see “—Taxable Mortgage Pools” and “—Excess Inclusion Income”) dividend income on our stock and income from the sale of our stock should not be unrelated business taxable income to a tax-exempt stockholder.  We may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, a portion of our dividends received by a tax-exempt stockholder could be treated as unrelated businesses taxable income (See”—Taxation of Tax-Exempt Stockholders; Excess Inclusion Income”.)

For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares.  These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to any pension trust which:

•                  is described in Section 401(a) of the Internal Revenue Code;

•                  is tax-exempt under Section 501(a) of the Internal Revenue Code; and

•                  holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “qualified trusts.”  A REIT is a “pension held REIT” if:

•                  it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by a qualified trust is treated, for purposes of the 5/50 rule, as owned by the beneficiaries of the trust, rather than by the trust itself; and

•                  either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, holds in the aggregate more than 50%, by value, of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income is equal to the ratio of:

•                  the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to

•                  the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year.  As a result of the limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT.”

Excess Inclusion Income:

A portion of our net income (and, therefore, a portion of the dividends payable by us) may be treated as excess inclusion income from a residual interest in a REMIC or taxable mortgage pool, which may constitute unrelated business taxable income to a tax-exempt stockholder.  (See “—Excess Inclusion Income”.)  Although we do not currently own any residual interests in a REMIC or taxable mortgage pool, it is possible that we may own such interests in the future.  Prospective stockholders should consult their tax advisors regarding the U.S. federal income tax consequences to them of incurring excess inclusion income.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of beneficial owners of our stock that are not U.S. stockholders, or Non-U.S. stockholders, are complex and no attempt will be made herein to provide more than a summary of such rules.

PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS TO DETERMINE THE IMPACT OF FOREIGN, U.S. FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR SECURITIES AND OF OUR ELECTION TO BE TAXED AS A REIT INCLUDING ANY REPORTING REQUIREMENTS.

Distributions to Non-U.S. stockholders that are not attributable to gain from sales or exchanges by us of U.S. real property interests and are not designated by us as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits.  Such distributions will generally be subject to a withholding tax equal to 30% of the distribution unless an applicable tax treaty reduces or eliminates that tax.  However, if income from an investment in our stock is treated as effectively connected with the Non-U.S. stockholder’s conduct of a U.S. trade or business, the Non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. stockholder that is a corporation).  We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions made to a Non-U.S. stockholder unless:  (1) a lower treaty rate applies and any required form, such as an IRS Form W-8BEN, evidencing eligibility for that reduced rate is provided by the Non-U.S. stockholder to us; or (2) the Non-U.S. stockholder provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

Any portion of the dividends paid to Non-U.S. stockholders that is treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate.  (See “—Excess Inclusion Income”.)

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that such distributions do not exceed the adjusted basis of the stockholder’s stock, but rather will reduce the adjusted basis of such shares.  To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. stockholder’s stock, such distributions will give rise to tax liability if the Non-U.S. stockholder would otherwise be subject to tax on any gain from the sale or disposition of its stock, as described below.  Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend.  However, amounts so withheld are refundable to the extent it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.  We are also required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits.  Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of a U.S. real property interest, which includes certain interests in U.S. real property, but generally does not include mortgage loans, will be taxed to a Non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA.  We hold both assets that constitute U.S. real property interests and assets that do not.  To the extent our assets do not constitute U.S. real property interests, distributions by us from the sales of such assets will not be subject to tax under the FIRPTA rules.  Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. stockholder as if such gain were effectively connected with a U.S. business.  Non-U.S. stockholders thus would be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).  Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the hands of a Non-U.S. stockholder that is a corporation.  However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the Non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year.  Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of Non-U.S. Stockholders.”  Also, the branch profits tax will not apply to such a distribution.

Gain recognized by a Non-U.S. stockholder upon a sale of our stock generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” which is a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by Non-U.S. persons.  Although we currently believe that we are a domestically controlled REIT, because our stock is publicly traded, no assurance can be given that we are or will remain a domestically controlled REIT.  Even if we do not qualify as a domestically controlled REIT, an alternative exemption to tax under FIRPTA might be available if either (a) we are not (and have not been for the five year period prior to the sale) a U.S. real property holding corporation (as defined in the Internal Revenue Code and applicable Treasury regulations to generally include a corporation, 50% or more of the assets of which consist of U.S. real property interests) or (b) the selling Non-U.S. stockholder owns, actually or constructively, 5% or less of our stock throughout a specified testing period and our shares are regularly traded (as defined in applicable Treasury regulations) on an established securities market.  If we did not qualify as a domestically controlled REIT and a Non-U.S. stockholder does not qualify for the above exception, amounts realized by such Non-U.S. stockholder upon a sale of our stock generally would be subject to withholding under FIRPTA at a rate of 10%.

Notwithstanding the foregoing, if a Non-U.S. stockholder disposes of our stock during the 30-day period preceding a dividend payment, and such Non-U.S. stockholder (or a person related to such Non-U.S. stockholder) acquires or enters into a contract or option to acquire our stock within 61 days of the 1st day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be subject to tax under FIRPTA to such Non-U.S. stockholder, then such Non-U.S. stockholder will be subject to tax under FIRPTA in an amount that, but for the deposition, would have been subject to tax under FIRPTA.

Gain not subject to FIRPTA will be taxable to a Non-U.S. stockholder if:  (1) the Non-U.S. stockholder’s investment in the stock is effectively connected with a U.S. trade or business, in which case the Non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or (2) the Non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.  If the gain on the sale of the stock were to be subject to taxation under FIRPTA, the Non-U.S. stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of Non-U.S. corporations).

State, Local and Foreign Taxation

We may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which we transact business or make investments, and our stockholders may be required to pay state, local and foreign taxes in various state, local and foreign jurisdictions, including those in which they reside.  Our state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above.  In addition, your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above.  Consequently, you should consult your tax advisor regarding the effect of state, local and foreign tax laws on an investment in our securities.

Possible Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department.  Changes to the tax law, which may have retroactive application, could adversely affect us and our investors.  It cannot be predicted whether, when, in what forms, or with what effective dates, the tax law applicable to us or our investors will be changed.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters for public offering and sale by them or we may sell the securities to investors directly or through agents.  Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale or at negotiated prices.  We also may, from time to time, authorize underwriters acting as agents to offer and sell the securities to purchasers upon the terms and conditions set forth in the applicable prospectus supplement.  In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent.  Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Securities may also be sold in one or more of the following transactions:  (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.  Broker-dealers may also receive compensation from purchasers of these securities which is not expected to exceed that customary in the types of transactions involved.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.  Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act.  Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market.  Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot assure you as to the liquidity of the trading market for any such securities.

In connection with the offering of the securities described in this prospectus and an accompanying prospectus supplement, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the security being offered.  These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of these securities may also create a “short position” for their account by selling more equity securities or a larger principal amount of debt securities in connection with the offering than they are committed to purchase from us.  In that case, the underwriters could cover all or a portion of the short position by either purchasing the securities in the open market following completion of the offering or by exercising any over-allotment option granted to them by us.  In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that is distributed in the offering but subsequently purchased for the account of the underwriters in the open market.  Any of the transactions described in this paragraph or comparable transactions that are described in an accompanying prospectus supplement may result in the maintenance of the price of our securities at a level above that which might otherwise prevail in the open market.  None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

Any underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019, will pass upon the validity of the securities we are offering by this prospectus.  If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering.  Clifford Chance US LLP will rely upon the opinion of Venable LLP with respect to certain matters of Maryland law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the following documents which we have previously filed with the Securities and Exchange Commission under the File Number 001-15371:

(1)          Annual Report on Form 10-K for fiscal year ended December 31, 2009.

(2)          Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 on Form 10-K/A.

(3)          Definitive Proxy Statement dated April 23, 2009.

(4)          The description of the shares of common stock contained in the Registration Statement on Form 8-A on October 5, 1999.

Whenever after the date of this prospectus we file reports or documents under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be part of this prospectus from the time they are filed.  If anything in a report or document we file after the date of this prospectus changes anything in it, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

We will provide to each person to whom a copy of this prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus, but not delivered with this prospectus.  We will provide this information at no cost to the requestor upon written or oral request addressed to iStar Financial Inc., 1114 Avenue of the Americas, New York, New York 10036, attention:  Investor Relations Department (Telephone:  (212) 930-9400).

INFORMATION WE FILE

We file annual, quarterly and current reports, proxy statements and other materials with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers (including us) that file electronically with the SEC.  The address of that site is http://www.sec.gov.

Reports, proxy statements and other information we file also can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

PART II

Item 14. Other Expenses Of Issuance And Distribution.

The following table sets forth the estimated expenses in connection with the distribution by the Participating Securityholders of the shares registered hereby, all of which the Company will pay:

SEC registration fee(1)	$0
Legal fees and expenses(1)	15,000
Accounting fees and expenses(1)	10,000
Trustees’ fees and expenses(1)	10,000
Miscellaneous	10,000
Total	$45,000

(1)          Does not include registration expenses and expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15. Indemnification Of Officers And Directors.

As permitted by the General Corporation Law of the State of Maryland, our Amended and Restated Charter provides that an officer, director, employee or agent of our company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her by reason of any action, suit or proceeding brought against him or her by virtue of his or her acting as such officer, director, employee or agent, provided he or she acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that in any action or suit by or in the right of our company that person shall be indemnified only for the expenses actually and reasonably incurred by him or her and, if that person shall have been adjudged to be liable for negligence or misconduct, he or she shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.

Item 16. Exhibits.

4.1

Form of Indenture, dated as of February 5, 2001, between the Company and US Bank Trust National Association, (as successor to State Street Bank and Trust Company, N.A.), incorporated by reference from Registration Statement No. 333-55396.

5.1	Opinion of Clifford Chance US LLP as to legality.

8.1	Opinion of Clifford Chance US LLP as to tax matters.

12.1	Ratio of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

23.3	Consent of PricewaterhouseCoopers LLP

25.1	Statement of Eligibility and Qualification on Form T-1 of Trustee under the Indenture, incorporated by reference from Registration Statement No. 333-83646.

Item 22. Undertaking.

The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchasers in the initial distribution of the securities:

(a)          each prospectus filed pursuant to Rule 424(b) as part of the registration statement shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.

(b)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date it is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at the date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer to sell such securities to such purchaser:

(i)                   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of either of the undersigned registrant or used or referred to be either of the undersigned registrants;

(iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv)            Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)          To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)          To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, State of New York, on March 12, 2010.

iSTAR FINANCIAL INC.

By:	/s/ Jay Sugarman
Name:	Jay Sugarman
Title:	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

By:	/s/ James D. Burns
Name:	James D. Burns
Title:	Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay Sugarman and James D. Burns, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jay Sugarman	Chairman of the Board of Directors and Chief	March 12, 2010
Jay Sugarman	Executive Officer (principal executive officer)

/s/ Glenn R. August	Director	March 12, 2010
Glenn R. August

/s/ Robert W. Holman, Jr.	Director	March 12, 2010
Robert W. Holman, Jr.

/s/ Robin Josephs	Director	March 12, 2010
Robin Josephs

/s/ John G. McDonald	Director	March 12, 2010
John G. McDonald

/s/ George R. Puskar	Director	March 12, 2010
George R. Puskar

/s/ Dale A. Reiss	Director	March 12, 2010
Dale A. Reiss

/s/ Jeffrey A. Weber	Director	March 12, 2010
Jeffrey A. Weber

EXHIBIT INDEX

4.1

Form of Indenture, dated as of February 5, 2001, between the Company and US Bank National Trust Association (as successor to State Street Bank and Trust Company, N.A.), incorporated by reference from Registration Statement No. 333-55396.

5.1	Opinion of Clifford Chance US LLP as to legality.

8.1	Opinion of Clifford Chance US LLP as to tax matters.

12.1	Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.

23.1	Consent of Clifford Chance US LLP (included in Exhibit 5).

23.2	Consent of Clifford Chance US LLP (included in Exhibit 8).

23.3	Consent of PricewaterhouseCoopers LLP

25.1	Statement of Eligibility and Qualification on Form T-1 of Trustee under the Indenture, incorporated by reference from Registration Statement No. 333-83646.